UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	April 28, 2010

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated April 28, 2010 regarding its financial results for the first quarter ended March 31, 2010 are attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated April 28, 2010, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: April 28, 2010	By	/s/ R. TONY TRIPENY
R. Tony Tripeny
Senior Vice President & Corporate Controller

Exhibit 99

FOR RELEASE –– APRIL 28, 2010

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces First-Quarter Results

Sales and EPS were strong

LCD demand remains robust

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the first quarter 2010.

First-Quarter Highlights

•	Sales were $1.55 billion, an increase of 1% sequentially and 57% year over year.
•	Earnings per share were $0.52. Excluding special items, EPS was also $0.52*, a gain of 18% over the fourth-quarter results and 420% year over year.
•

Display Technologies' wholly owned business volume was up 12% sequentially and 127% year over year. Samsung Corning Precision Glass Co., Ltd., volume was consistent with the previous quarter and up 64% year over year.

•	Gross margin improved significantly to 47% from 42% in the previous quarter, and over last year’s first quarter of 27%.
•	Equity earnings were $469 million. This represents a slight increase over the previous quarter’s $461 million. Year-over-year equity earnings improved by 141%.

Quarter One Financial Comparisons

	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Net Sales in millions	$1,553	$1,532	1%	$989	57%
Net Income in millions	$816	$740	10%	$14	5,729%
Non-GAAP Net Income in millions*	$818	$696	18%	$150	445%
GAAP EPS	$0.52	$0.47	11%	$0.01	5,100%
Non-GAAP EPS*	$0.52	$0.44	18%	$0.10	420%

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

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Corning Announces First-Quarter Results

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Wendell P. Weeks, chairman and chief executive officer, said, “Our first quarter was outstanding, driven by excellent results across nearly all of our major business units. We were particularly pleased with the performance in Display Technologies where we were essentially sold out. We are also encouraged by the growing market demand for Corning® Gorilla® glass for handheld and other electronic devices.”

First-Quarter Segment Results

Sales in the Display Technologies segment were $782 million, increasing 9% sequentially and 119% year over year. Glass prices for the quarter were down slightly and in line with expectations. Corning benefited from improved display manufacturing performance.

Telecommunications segment sales were $364 million, a sequential decline of 10% and in line with the company’s previous expectations. Year-over-year sales declined 5% in the quarter. Despite the quarterly sales decline, the company saw improved profitability in this segment as it began realizing operational improvements from restructuring actions taken last year. Corning had a telecommunications restructuring charge in last year’s fourth quarter.

Environmental Technologies segment sales were $192 million, an increase of 6% sequentially and 75% from a year ago. Sales were better than expected, resulting from higher-than-anticipated demand for auto emissions products around the world, particularly in North America and China. Profitability in the quarter was negatively impacted by higher transportation costs and manufacturing inefficiencies associated with restarting production to meet the increased demand.

Specialty Materials segment sales of $96 million decreased 13% sequentially, but increased 60% year over year. The business benefited by the continued popularity of Gorilla glass, now designed into 80 consumer devices across 17 major brands.

Life Sciences segment sales were $118 million, consistent with the previous quarter and a 55% improvement year over year. First-quarter 2009 sales do not reflect results from Axygen Bioscience, Inc., which Corning acquired in September of last year.

Corning’s equity earnings totaled $469 million compared to $461 million in the previous quarter and $195 million a year ago. Equity earnings from Dow Corning Corporation were $112 million versus $133 million last quarter and $5 million in the first quarter of 2009. Equity earnings included special gains of $21 million in the first quarter of 2010 and $29 million in the fourth quarter of 2009, due primarily to tax credits. Equity earnings for Samsung Corning Precision were $350 million, a sequential increase of 10% and a year-over-year improvement of 87%.

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Corning Announces First-Quarter Results

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Corning’s first-quarter results were also positively impacted by the company’s decision to repatriate approximately $1 billion of current year earnings from certain foreign subsidiaries. This decision allows Corning to record the benefit of excess foreign tax credits which reduced the company’s effective tax rate in the quarter to 2% versus an original expectation of 10%. The difference between the new rate and the expected rate was worth approximately $64 million. Corning expects its full-year effective tax rate to be 2% as well.

James B. Flaws, vice chairman and chief financial officer, said, “We were very pleased with our first-quarter results. Even without the lower tax rate, EPS was significantly better than Wall Street’s expectations.” Corning generated $472 million of free cash flow* after capital expenditures of $173 million in the first quarter, versus break even a year ago. “Historically, the first quarter of the year is Corning’s worst for free cash flow, so we are delighted with this result,” he added.

Looking Forward

Flaws said higher-than-expected retail demand for LCD televisions, laptops, and desktop computers in quarter one, along with an improved outlook for these consumer electronic products through the remainder of the year, “have led us to increase our expectations for the annual growth of the LCD glass market. We now forecast a range of 2.9 billion square feet to 3.1 billion square feet of glass this year, up from our original expectation of 2.8 billion to 3.0 billion square feet.” This represents a year-over-year growth rate of 18% to 27%.

In its Display Technologies segment, Corning expects second-quarter volume will increase in the mid-single digits for both its wholly owned business and SCP. Glass price declines in the quarter should be similar to the first quarter. The company said it plans on running all available capacity by the end of quarter two to meet panel maker demand.

The company anticipates its second-quarter Telecommunications segment sequential sales will increase by 10% to 15%. Optical fiber and cable sales are expected to show strength across North America and China throughout the quarter. Sales of hardware and equipment and private network products are also expected to remain strong.

Environmental Technologies segment sequential sales will be comparable to the first quarter. Specialty Materials segment sales are anticipated to increase in the range of 15% to 25% sequentially, driven by continued growth in Gorilla glass. In the Life Sciences segment sequential sales are expected to be up 5%.

Equity earnings are expected to be down 3% to 5% in the second quarter, excluding the Dow Corning tax gain. Dow Corning’s equity earnings will be comparable to the first quarter despite higher costs, which include amounts for the start up of their new China operations. Samsung Corning Precision’s equity earnings could be lower by about 5% in the quarter due to fluctuations in foreign exchange rates.

The company’s second-quarter results could be affected by changes in the Japanese yen to U.S. dollar exchange rate. A one-point move in the yen is worth approximately $9 million in net profit after tax.

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Corning Announces First-Quarter Results

Page Four

Corning has increased its forecast of capital expenditures to $1 billion for 2010 from the previously announced level of $600 million to $700 million. The company has restarted expansion at its Taichung (Taiwan) LCD glass facility, which was halted in late 2008 as a result of an industry-wide slowdown. Additionally, Corning is preparing to retrofit a section of its Shizuoka (Japan) LCD glass plant to meet the emerging demand for LCD TV cover glass. “We expect to secure our first customer agreement in the second quarter for this new product,” Flaws said.

“We are off to a very good start in 2010,” Flaws said. “However, we will remain cautious and continue to exercise tight control over spending. Our strategy of protecting the company’s long-term financial health and maintaining a high level of investment in our future through research and development has us well-positioned to capitalize on the economic recovery that appears to be taking shape,” he concluded.

Upcoming Meetings

Corning will present at 8:40 a.m. at the 38th annual J.P. Morgan Global Technology, Media and Telecom Conference on May 17 at the Westin Boston Waterfront hotel, Boston, Mass.

First-Quarter Conference Call Information

The company will host a first-quarter conference call on Wednesday, April 28 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1059 or for international access call (612) 234-9959 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER ONE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, May 12, 2010. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 152579. The webcast will be archived for one year following the call.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces First-Quarter Results

Page Five

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended March 31,

	2010	2009

Net sales	$1,553	$989
Cost of sales	822	719

Gross margin	731	270

Operating expenses:
Selling, general and administrative expenses	235	207
Research, development and engineering expenses	145	151
Amortization of purchased intangibles	2	3
Restructuring, impairment and other (credits) and charges	(2)	165
Asbestos litigation (credit) charge (Note 1)	(52)	4

Operating income (loss)	403	(260)

Equity in earnings of affiliated companies (Note 2)	469	195
Interest income	3	7
Interest expense	(26)	(14)

Other-than-temporary impairment (OTTI) losses:
Total OTTI losses	(5)
Portion of OTTI losses recognized in other comprehensive income (before taxes)	5
Net OTTI losses recognized in earnings	0

Other income, net	64	20

Income (loss) before income taxes	913	(52)
(Provision) benefit for income taxes (Note 3)	(97)	66

Net income attributable to Corning Incorporated	$816	$14

Earnings per common share attributable to Corning Incorporated:
Basic (Note 4)	$0.52	$0.01
Diluted (Note 4)	$0.52	$0.01
Dividends declared per common share	$0.05	$0.05

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	March 31, 2010	December 31, 2009

Assets

Current assets:
Cash and cash equivalents	$3,075	$2,541
Short-term investments, at fair value	798	1,042
Total cash, cash equivalents and short-term investments	3,873	3,583
Trade accounts receivable, net of doubtful accounts and allowances	860	753
Inventories	604	579
Deferred income taxes	392	235
Other current assets	323	371
Total current assets	6,052	5,521

Investments	4,296	3,992
Property, net of accumulated depreciation	7,847	7,995
Goodwill and other intangible assets, net	674	676
Deferred income taxes	2,733	2,982
Other assets	125	129

Total Assets	$21,727	$21,295

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$23	$74
Accounts payable	459	550
Other accrued liabilities	796	915
Total current liabilities	1,278	1,539

Long-term debt	1,919	1,930
Postretirement benefits other than pensions	866	858
Other liabilities	1,311	1,373
Total liabilities	5,374	5,700

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,621 million and 1,617 million	811	808
Additional paid-in capital	12,759	12,707
Retained earnings	4,374	3,636
Treasury stock, at cost; Shares held: 65 million and 64 million	(1,223)	(1,207)
Accumulated other comprehensive loss	(419)	(401)
Total Corning Incorporated shareholders’ equity	16,302	15,543
Noncontrolling interests	51	52
Total equity	16,353	15,595

Total Liabilities and Equity	$21,727	$21,295

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended March 31,

	2010	2009
Cash Flows from Operating Activities:
Net income	$816	$14
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	206	175
Amortization of purchased intangibles	2	3
Asbestos litigation (credits) charges	(52)	4
Restructuring, impairment and other (credits) charges	(2)	165
Stock compensation charges	29	35
Earnings of affiliated companies (in excess of) less than dividends received	(241)	208
Deferred tax provision (benefit)	50	(119)
Restructuring payments	(31)	(12)
Credits issued against customer deposits	(30)	(103)
Employee benefit expense, net of payments	26	17
Changes in certain working capital items:
Trade accounts receivable	(120)	(111)
Inventories	(31)	39
Other current assets	32	(23)
Accounts payable and other current liabilities, net of restructuring payments	(74)	(89)
Other, net	63	61
Net cash provided by operating activities	643	264

Cash Flows from Investing Activities:
Capital expenditures	(173)	(276)
Net proceeds from sale or disposal of assets		12
Short-term investments – acquisitions	(224)	(104)
Short-term investments – liquidations	472	242
Other, net	2
Net cash provided by (used in) investing activities	77	(126)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(58)	(63)
Principal payments under capital lease obligations		(9)
Proceeds from issuance of common stock, net	4	5
Proceeds from exercise of stock options	21	1
Dividends paid	(78)	(78)
Other, net		1
Net cash used in financing activities	(111)	(143)
Effect of exchange rates on cash	(75)	(88)
Net increase (decrease) in cash and cash equivalents	534	(93)
Cash and cash equivalents at beginning of period	2,541	1,873

Cash and cash equivalents at end of period	$3,075	$1,780

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended March 31, 2010
Net sales	$782	$364	$192	$96	$118	$1	$1,553
Depreciation (1)	$128	$30	$26	$11	$8	$3	$206
Amortization of purchased intangibles		$1			$1		$2
Research, development and engineering expenses (2)	$23	$29	$23	$16	$4	$28	$123
Restructuring, impairment and other credits				$(2)			$(2)
Equity in earnings of affiliated companies	$344		$3			$11	$358
Income tax (provision) benefit	$(132)	$(4)	$(5)	$3	$(8)	$11	$(135)
Net income (loss) (3)	$703	$8	$11	$(7)	$17	$(15)	$717

Three months ended March 31, 2009
Net sales	$357	$385	$110	$60	$76	$1	$989
Depreciation (1)	$104	$31	$24	$10	$4	$3	$176
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$22	$23	$30	$11	$3	$36	$125
Restructuring, impairment and other charges	$34	$15	$19	$18	$7	$4	$97
Equity in earnings (loss) of affiliated companies	$180	$(4)	$2			$12	$190
Income tax (provision) benefit	$(7)	$1	$14	$10		$7	$25
Net income (loss) (3)	$218	$(1)	$(44)	$(27)	$8	$(29)	$125

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended March 31,

	2010	2009
Net income of reportable segments	$732	$154
Non-reportable segments	(15)	(29)
Unallocated amounts:
Net financing costs (1)	(46)	(20)
Stock-based compensation expense	(29)	(35)
Exploratory research	(15)	(20)
Corporate contributions	(12)	(9)
Equity in earnings of affiliated companies, net of impairments (2)	111	5
Asbestos litigation (3)	52	(4)
Other corporate items (4)	38	(28)
Net income	$816	$14

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)

Primarily represents the equity earnings of Dow Corning Corporation. In the first quarter of 2010, equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation. In the first quarter of 2009, equity earnings of affiliated companies, net of impairments includes a charge of $29 million representing our share of restructuring charges at Dow Corning Corporation.

(3)

In the first quarter of 2010, Corning recorded a net credit of $52 million primarily reflecting the change in the terms of the proposed asbestos settlement. In the first quarter of 2009, Corning recorded charges of $4 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(4)

In the first quarter of 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy. In the first quarter of 2009, other corporate items included $68 million ($44 million after-tax) of restructuring charges.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan, modified as indicated below, now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.

Several of the parties in the bankruptcy proceedings are anticipating that they will file a modification of the Amended PCC Plan with the Bankruptcy Court which will reduce the amount of cash expected to be contributed to the settlement. In the first quarter of 2010, we recorded a net credit of $52 million ($33 million after-tax) due largely to the change in terms of the proposed settlement.

2.	Equity in Earnings of Affiliated Companies

In the first quarter of 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.

3.	Provision for Income Taxes

In the first quarter of 2010, we recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

4.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31, 2009
	2010	2009

Basic	1,555	1,548	1,552
Diluted	1,579	1,559	1,576
Diluted used for non-GAAP measures	1,579	1,559	1,576

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2010	2009
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$782	$357	$673	$679	$717	$2,426

Telecommunications
Fiber and cable	190	192	235	251	231	909
Hardware and equipment	174	193	202	199	174	768
	364	385	437	450	405	1,677

Environmental Technologies
Automotive	117	64	85	103	108	360
Diesel	75	46	47	64	73	230
	192	110	132	167	181	590

Specialty Materials	96	60	71	90	110	331

Life Sciences	118	76	81	92	117	366

Other	1	1	1	1	2	5

Total	$1,553	$989	$1,395	$1,479	$1,532	$5,395

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2010

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.52	$838	$818

Special items:
Restructuring, impairment, and other charges (a)	0.00	2	1

Asbestos settlement (b)	0.02	52	33

Equity in earnings of affiliated companies (c)	0.01	21	20

Provision for income taxes (d)	(0.03)		(56)

Total EPS and net income	$0.52	$913	$816

(a)	In the first quarter of 2010, Corning recorded a credit of $2 million ($1 million after-tax) for adjustments to restructuring reserves.

(b)	In the first quarter of 2010, Corning recorded a net credit of $52 million ($33 million after-tax) primarily reflecting the change in estimate of our asbestos settlement liability.

(c)

In the first quarter of 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.

(d)	In the first quarter of 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.10	$146	$150

Special items:
Restructuring charges (a)	(0.07)	(165)	(107)

Asbestos litigation (b)		(4)	(2)

Equity in earnings of affiliated companies (c)	(0.02)	(29)	(27)

Total EPS and net income	$0.01	$(52)	$14

(a)

In the first quarter of 2009, Corning recorded a charge of $165 million ($107 million after-tax), which was comprised primarily of severance costs, special termination benefits and outplacement services for a corporate-wide restructuring plan.

(b)	In the first quarter of 2009, Corning recorded a charge of $4 million ($2 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

(c)	In the first quarter of 2009, equity in earnings of affiliated companies included a charge of $29 million ($27 million after-tax) for our share of the restructuring charges at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$733	$696

Special items:
Restructuring, impairment, and other charges (a)	(0.03)	(53)	(38)

Asbestos settlement (b)	-	(5)	(3)

Equity in earnings of affiliated companies (c)	0.02	29	27

Provision for income taxes (d)	0.04	-	58

Total EPS and net income	$0.47	$704	$740

(a)	In the fourth quarter of 2009, Corning recorded a charge of $53 million ($38 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)

In the fourth quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)

In the fourth quarter of 2009, equity in earnings of affiliated companies included a credit of $29 million ($27 million after-tax) primarily for Corning’s share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(d)

In the fourth quarter of 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2010 and December 31, 2009

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2010 and December 31, 2009 are non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2010	Three months ended December 31, 2009

Cash flows from operating activities	$643	$913

Less: Cash flows from investing activities	77	(231)

Plus: Short-term investments – acquisitions	224	496

Less: Short-term investments – liquidations	(472)	(422)

Free cash flow	$472	$756

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